Exhibit (s)(2)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK ENHANCED LARGE CAP CORE FUND, INC.

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of shares of common stock being offered pursuant to the Prospectus Supplement dated July 27, 2026 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated July 15, 2026 (together with the Prospectus Supplement, the “Prospectus”) is 15,000,000 shares of common stock (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on July 27, 2026, is the final prospectus relating to the Offering.